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                                  EXHIBIT 99.2


ITEM 1 Description of Registrant's Securities to be Registered

     The description of the Registrant's Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share (the "Series B Preferred Shares") to be registered is set forth below. This description supplements and, to the extent inconsistent therewith, replaces the information under the heading "Description of Preferred Shares" in Registrant's Prospectus dated August 18, 1995 (the "Prospectus"), filed by Registrant pursuant to Rule 424(b) under the Securities Act of 1933, as amended (File No. 33-91352), which information is incorporated herein by reference.

     GENERAL. The following summary of the terms and provisions of the Series B Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Registrant's Amended and Restated Declaration of Trust, as amended (the "Declaration of Trust") and the Articles Supplementary designating the Series B Preferred Shares (the "Articles Supplementary").

     DISTRIBUTIONS. Holders of the Series B Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Trustees of the Registrant (the "Board of Trustees"), out of assets legally available for the payment of distributions, cumulative preferential cash distributions at a rate of 9.65% of the liquidation preference per annum (equivalent to $2.4125 per share per annum). Such distributions shall be cumulative from the date of original issue and shall be payable quarterly in arrears on the fifteenth day of each January, April, July and October or, if not a business day, the next succeeding business day (each, a "Distribution Payment Date"). The first distribution, which will be paid on the business day succeeding October 15, 1995, will be for less than a full quarter. Such distribution and any other distribution payable on the Series B Preferred Shares for any partial distribution period will be computed on the basis of the 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the share records of the Registrant at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Distribution Payment Date falls or such other date designated by the Board of Trustees of the Registrant for the payment of distributions that is not more than 90 days prior to such Distribution Payment Date (each, a "Distribution Record Date"). The Series B Preferred Shares will rank pari passu with the Registrant's 4,000,000 Series A Cumulative Convertible Preferred Shares of Beneficial Interest, par value $.01 per share (the "Convertible Preferred Shares"), as to priority for receiving distributions.

     No distributions on Series B Preferred Shares shall be authorized by the Board of Trustees of the Registrant or paid or set apart for payment by the Registrant at such time as the terms and provisions of any agreement of the Registrant, including any agreement relating to indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

     Notwithstanding the foregoing, distributions on the Series B Preferred Shares will accrue whether or not the Registrant has earnings, whether or not there are assets legally available for








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the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series B Preferred Shares will not bear interest. Holders of the Series B Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described above. See "Description of Preferred Shares -- Distributions" in the Prospectus.

     Any distribution made on the Series B Preferred Shares will first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable. The Registrant will pay each distribution to the holders of record to the Series B Preferred Shares as they appear on its share register on the Distribution Record Date, which will not be more than 90 days preceding the Distribution Payment Date.

     A REIT is permitted to designate a portion of the dividends it pays to its shareholders as consisting of net capital gains realized by the REIT during the taxable year and its shareholders treat dividends properly designated as capital gain dividends as gain from the sale or exchange of a capital asset held for more than one year. In accordance with the Articles Supplementary, the Board of Trustees has determined that all dividend distributions on the Series B Preferred Shares will be paid pro rata from all types of income of the Registrant (including net capital gains) until otherwise determined by the Board of Trustees. In the future, dividend distributions on the Series B Preferred Shares will be paid first from income of the Registrant other than net capital gains, and the balance, if any, will be paid from net capital gains, but only if the Board of Trustees determines that such dividend distributions are permissible under applicable law and will qualify for the "dividends paid deduction" (within the meaning of Sections 561 and 562 of the Internal Revenue Code of 1986, as amended (the "Code")).

     LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Registrant, the holders of Series B Preferred Shares are entitled to be paid out of the assets of the Registrant legally available for distribution to its shareholders a liquidation preference in cash or property at its fair market value as determined by the Board of Trustees in the amount of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to the date of payment, before any distributions to the date of payment, before any distribution of assets is made to holders of the Registrant's common shares of beneficial interest, par value $.01 per share (the "Common Shares") or any other shares of beneficial interest that rank junior to the Series B Preferred Shares as to liquidation rights. The Series B Preferred Shares will rank pari passu with the Convertible Preferred Shares as to priority for receiving liquidating distributions. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Shares will have no right or claim to any of the remaining assets of the Registrant and shall not be entitled to any other distribution in the event of liquidation, dissolution or winding up of the affairs of the Registrant. The consolidation or merger of the Registrant with or into any other entity or of any other entity with or into the Registrant, or the sale, lease, transfer or conveyance of all or substantially all of the assets of the Registrant shall not be deemed to constitute a liquidation, dissolution or winding up of the Registrant. For further information regarding the rights of the holders of the Series B Preferred Shares upon the liquidation, dissolution or winding up of the Registrant, see "Description of Preferred Shares -- Liquidation Preference" in the Prospectus.

     The Articles Supplementary provide that, in determining whether a distribution by dividend, redemption or other acquisition of shares of beneficial interest of the Registrant or


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otherwise is permitted under Maryland law, no effect will be given to amounts that would be needed, if the Registrant were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution.

     REDEMPTION. The Series B Preferred Shares are not redeemable prior to August 24, 2000, the Registrant at its option upon not less than 30 nor more than 60 days' written notice, may redeem the Series B Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid distributions thereon to the date fixed for redemption (except as provided below), without interest.
The redemption price of the Series B Preferred Shares (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of the sale proceeds of Capital Stock of the Registrant (as defined in the Prospectus), which may include other series of preferred shares, and from no other source. Holders of Series B Preferred Shares to be redeemed shall surrender such Series B Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If notice of redemption of any Series B Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Registrant in trust for the benefit of the holders of any Series B Preferred Shares so called for redemption, then from and after the redemption date distributions will cease to accrue on such Series B Preferred Shares, such Series B Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all the outstanding Series B Preferred Shares are to be redeemed, the Series B Preferred Shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Registrant. See "Description of Preferred Shares -- Restrictions on Transfer" in the Prospectus.

Unless full cumulative distributions on all Series B Preferred Shares shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no Series B Preferred Shares shall be redeemed unless all outstanding Series B Preferred Shares are simultaneously redeemed; provided, however, the foregoing shall not prevent an acquisition of Series B Preferred Shares from persons owing in the aggregate 9.8% or more of the number or value of the total outstanding shares of beneficial interest of the Registrant or 20% or more of the number or value of the total outstanding Series B Preferred Shares pursuant to provisions of the Declaration of Trust and the Articles Supplementary. Unless full cumulative distributions on all outstanding Series B Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, the Registrant shall not purchase or otherwise acquire directly or indirectly any Series B Preferred Shares (except by exchange for shares of beneficial interest of the Registrant ranking junior to the Series B Preferred Shares as to distributions and upon liquidation, dissolution or winding up of the affairs of the Registrant).

Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar


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notice will be mailed by the Registrant, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Registrant. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Shares except as to the holder to whom notice was defective. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series B Preferred Shares to be redeemed;
(iv) the place or places where the Series B Preferred Shares are to be surrendered for payment of the redemption price; and (v) that distributions on the shares to be redeemed will cease to accrue on such redemption date. If less than all the Series B Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series B Preferred Shares to be redeemed.

The holders of Series B Preferred Shares at the close of business on a Distribution Record Date will be entitled to receive the distribution payable with respect to such Series B Preferred Shares on the corresponding Distribution Payment Date notwithstanding the redemption thereof between such Distribution Record Date and the corresponding Distribution Payment Date or the Registrant's default in the payment of the distribution due. Except as provided above, the Registrant will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Shares to be redeemed.

The Series B Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to preserve the Registrant's status as a REIT, the Series B Preferred Shares may be subject to redemption as described in "Description of Preferred Shares -- Restrictions on Transfer" in the Prospectus and in "Restrictions on Ownership and Transfer" below.

Voting Rights. The holders of Series B Preferred Shares shall not be entitled to vote on any matter except (i) as provided in the paragraphs below concerning voting rights or (ii) as specifically required by law.

In the event the Registrant shall have failed to authorize and pay or set apart for payment in full the distributions accumulated on the outstanding Series B Preferred Shares for any six or more quarterly Distribution Periods, regardless of whether such quarterly periods are consecutive (a "Preferential Distribution Non-Payment"), the number of trustees of the Registrant shall be increased by two and the holders of the outstanding Series B Preferred Shares, voting together as a class with all other classes or series of preferred shares of the Registrant ranking on a parity with the Series B Preferred Shares with respect to distribution rights and then entitled to vote on the election of such additional two trustees, shall be entitled to elect such two additional trustees until the full distributions accumulated on all outstanding Series B Preferred Shares have been authorized and paid or set apart for payment. Upon the occurrence of a Preferential Distribution Non-Payment or a vacancy in the office of a Preferred Shares Trustee (as defined below), the Board of Trustees shall within a reasonable period call a special meeting of the holders of the Series B Preferred Shares and all holders of other classes or series of preferred shares of the Registrant ranking on a parity with the Series B Preferred Shares with respect to distribution rights who are then entitled to vote on the election of such additional trustee or trustees for the purpose of electing the additional trustee or trustees. If and when all accumulated distributions on the Series B Preferred Shares have been authorized and paid or set

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aside for payment in full, the holders of the Series B Preferred Shares shall be divested of the special voting rights provided by this paragraph, subject to revesting in the event of each and every subsequent Preferential Distribution Non-Payment. Upon termination of such special voting rights attributable to all holders of the Series B Preferred Shares and shares of any other class or series of preferred shares of the Registrant ranking on a parity with the Series B Preferred Shares with respect to distribution rights, the term of office of each trustee elected by the holders of the Series B Preferred Shares and such parity preferred shares (a "Preferred Shares Trustee") pursuant to such special voting rights shall forthwith terminate and the number of trustees constituting the entire Board of Trustees shall be reduced by the number of Preferred Shares Trustees. In the event the holders of the outstanding Convertible Preferred Shares shall become entitled to vote on the election of additional trustees because the Registrant shall have failed to declare and pay or set apart for payment in full the distributions accumulated on the outstanding Convertible Preferred Shares for any six consecutive quarterly distribution payment periods, the term of office of each Preferred Shares Trustee previously elected by holders of Series B Preferred Shares shall forthwith terminate and the holders of the Series B Preferred Shares, voting together as sa class with all other classes or series of preferred shares of the Registrant ranking on a parity with the Series B Preferred Shares with respect to distribution rights and then entitled to vote on the election of two additional trustees, shall be entitled to elect such two additional trustees pursuant to these paragraphs concerning voting rights. Any Preferred Shares Trustee may be removed only by the vote of the holders of record of a majority of the outstanding Series B Preferred Shares and all other series of preferred shares of the Registrant ranking on a parity with the Series B Preferred Shares with respect to distribution rights who would then be entitled to vote in such Preferred Shares Trustee's election, voting together as a separate class, at a meeting called for such purpose.

So long as any Series B Preferred Shares are outstanding, the number of trustees constituting the entire Board of Trustees shall at all times be such that the exercise, by the holders of the Series B Preferred Shares and the holders of preferred shares of the Registrant ranking on a parity with the Series B Preferred Shares with respect to distribution rights, of the right to elect trustees under the circumstances provided for in the immediately preceding paragraph will not contravene any provision of the Declaration of Trust restricting the number of trustees which may constitute the entire Board of Trustees.

Trustees elected pursuant to the paragraphs above shall serve until the earlier of (x) the next annual meeting of the shareholders of the Registrant and the election (by the holders of the Series B Preferred Shares and the holders of preferred shares of the Registrant ranking on a parity with the Series B Preferred Shares with respect to distribution rights) and qualification of their respective successors or (y) the termination of the term of office of each Preferred Shares Trustee upon the termination of the special voting rights as provided for in the paragraphs above.

So long as a Preferential Distribution Non-Payment shall continue, any vacancy in the office of a Preferred Shares Trustee may be filled by vote of the holders of record of a majority of the outstanding Series B Preferred Shares and all other series of preferred shares ranking on a parity with the Series B Preferred Shares with respect to distribution rights who are then entitled to vote in the election of such Preferred Shares Trustee as provided above. As long as the Preferential Distribution Non-Payment shall continue, holders of the Series B Preferred Shares shall not, as such shareholders, be entitled to vote on the election or removal of trustees other




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than Preferred Shares Trustees, but shall not be divested of any other voting rights provided to such shareholders by law, the Declaration of Trust and the Articles Supplementary with respect to any other matter to be acted upon by the shareholders of the Registrant.

In addition to any other rights provided by applicable law, so long as any Series B Preferred Shares are outstanding, the Registrant shall not, without the affirmative vote, or the written consent as provided by law, of the holders of at least two-thirds of the total number of outstanding Series B Preferred Shares, voting as a class,

           1. authorize, create or issue, or increase the authorized or issued amount of, any class or series of, or rights to subscribe to or acquire, any security convertible into, any class or series of shares of beneficial interest ranking as to distribution rights or liquidation preference, senior to the Series B Preferred Shares, or reclassify any shares of beneficial interest into any such shares; or

           2. amend, alter or repeal, whether by merger, consolidation or otherwise, any of the provisions of the Declaration of Trust (including the Articles Supplementary) that would change the preferences, rights or powers with respect to the Series B Preferred Shares so as to affect the Series B Preferred Shares materially and adversely;

but (except as otherwise required by applicable law) nothing herein contained shall require such a vote or consent (i) in connection with any increase in the total number of authorized Common Shares, or (ii) in connection with the authorization or increase of any class or series of shares of beneficial interest ranking, as to distribution rights and liquidation preference, on a parity with or junior to the Series B Preferred Shares; provided, however, that no such vote or written consent of the holders of the Series B Preferred Shares shall be required if, at or prior to the time when the issuance of any such shares ranking senior to the Series B Preferred Shares is to be made or any such change is to take effect, as the case may be, proper notice has been given and sufficient funds have been irrevocably deposited in trust for the redemption of all the then outstanding Series B Preferred Shares.

CONVERSION. The Series B Preferred Shares are not convertible into or exchangeable for any other property or securities of the Registrant.

RESTRICTIONS ON OWNERSHIP AND TRANSFER. Ownership by any person is limited, with certain exceptions, to (i) 9.8% of the lesser of the number or value of the Registrant's total outstanding shares of beneficial interest and (ii) 20% of the lesser of the number or value of the total outstanding Series B Preferred Shares. For information regarding additional restrictions on ownership and transfer of the Series B Preferred Shares, see "Description of Preferred Shares--Restrictions on Transfer" in the Prospectus.

In addition to the restrictions on ownership and transfer set forth in the Declaration of Trust, the Articles Supplementary provide, subject to certain exceptions, that no holder (other than any person approved by the Board of Trustees, at their option and in their discretion, provided such approval will not result in the termination of the status of the Registrant as a REIT) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 20% (the "Series B Ownership Limit") of the lesser of the number or value (in either case as determined in good faith by the Board of Trustees) of the total outstanding Series B Preferred Shares.




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The Board of Trustees may waive the Series B Ownership limit if, in their opinion, such ownership would not jeopardize the Registrant's status as a REIT. As a condition of such waiver, the intended transferee must give written notice to the Registrant of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Trustees no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the Series B Ownership Limit. Any transfer of shares that would (i) create direct or indirect ownership of shares in excess of the Series B Ownership Limit, or (ii) result in the Registrant being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares.
The Articles Supplementary provide that the Registrant, by notice to the holder thereof, may purchase any or all Series B Preferred Shares (the "Series B Excess Preferred Shares") that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning Series B Preferred Shares in excess of the Series B Ownership Limit or would otherwise jeopardize the REIT status of the Registrant. From and after the date fixed for purchase by the Board of Trustees, the holder of such shares to be purchased by the Registrant shall cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such shares except the right to payment of the purchase price for the shares. Any distribution paid to a proposed transferee on Series B Excess Preferred Shares prior to the discovery by the Registrant that such shares have been transferred in violation of the provisions of the Articles Supplementary shall be repaid to the Registrant upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Series B Excess Preferred Shares may be deemed, at the option of the Registrant, to have acted as an agent on behalf of the Registrant in acquiring such Series B Excess Preferred Shares and to hold such Series B Excess Preferred Shares on behalf of the Registrant.

All persons who own directly or indirectly, more than 5% in number or value of the outstanding Series B Preferred Shares must give a written notice to the Registrant containing the information specified in the Articles Supplementary by January 30 of each year. In addition, each direct or indirect holder of Series B Preferred Shares shall upon demand be required to disclose to the Registrant in writing such information with respect to the direct or indirect ownership of Series B Preferred Shares as the Board of Trustees deems necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.




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